FDN, Inc./ClearPoint Communications, Inc. Announces Board of Directors Issuance of Notice of The Cancellation and Rescission of Certain Holdings of Common Stock

ORLANDO, Fla., Oct. 9 /PRNewswire/ -- FDN, Inc./ClearPoint Communications, Inc. (OTC Bulletin Board: FDNI - news), an emerging provider of Voice-over-IP and long distance Telephony products and services announced today that the Board of Directors have directed that certain holdings of FDN, Inc.'s common stock be cancelled and rescinded.

Notice has been given to certain shareholders that their holdings of common stock in FDN, Inc. have been cancelled and rescinded, and a Declaratory Judgment suit may be brought to confirm the cancellation and rescission of the shares and for damages, attorney's fees and other available remedies. Additionally, the Board of Directors have issued a stop transfer to the Company's transfer agent as to such cancelled and rescinded shares. The Board of Directors' actions came from the Shareholders' mandate to the Board to reform FDN, Inc.'s business in general, its share distribution in particular, in order to serve the best interests of the Company and all its shareholders.

Scott Matthews, Executive Vice-President and acting Chairman of the Board, said, "This action is undertaken by the Board in its continuing and ongoing commitment to the Stockholders, and for the improvement in not only the overall stock position of the company, but also the company's business initiatives in general."

Barbara Riddle, In-house Counsel to FDN, Inc., stated that, "As announced at the Shareholders' meeting on the 22nd of September, 2000, an investigation has and was undertaken as to the issuance of certain shares of common stock and the number of issued and outstanding shares of common stock of FDN, Inc. Based on the results of the investigation, it was thereby recommended to the Board of Directors to seek claims against certain members of former management and other controlling persons, underwriters, or other agents of FDN, Inc. for breaching their fiduciary by participating in or failing to prevent the wrongful issuance of these shares of FDN, Inc., and, thereby, the result is this action for the cancellation and rescission of the shares transferred."

Jim Leone, special securities counsel to FDN, Inc., comments, "The shares are being cancelled and rescinded by the new Directors due to lack of or inadequate consideration, waste of corporate assets and other fiduciary violations, general and securities fraud, and unjust enrichment by stock dilution. This action is also being brought against persons who are or may be legally construed as former officers, directors, controlling persons, underwriters, or other agents of FDN, Inc., and its predecessors."

FDN, Inc./ClearPoint Communications, http://www.clearpointcomm.com/, provides Voice over IP, long distance, Internet, and data services to resellers and small and medium-size businesses through a fiber-optic network. An interstate and international common carrier with headquarters in Orlando, FDNI, holds an FCC 214 license, and has been issued CIC code 10-10-813, with regulatory approval to operate in all fifty states.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including without limitation, the future press releases of FDN, Inc.